Exhibit 10.3

EMPLOYMENT AGREEMENT
Entered into and effective as of between Cardigant Medical Inc, a Delaware company ("Company") and Jerett A. Creed ("Employee").
1. Employment, Duties and Acceptance
1.1 Company hereby employs Employee for the Term (as defined in Section 2 hereof) to render services in an executive capacity to Company engaged in the business of drug design and delivery and in connection therewith to devote reasonable efforts to advancing the affairs of the Company.
1.2 Employee hereby accepts such employment and agrees to render such services. Employee agrees to render such services at Company's offices located in the Los Angeles area, but Employee will travel on temporary trips to such other place or places as may be required from time to time to perform his duties hereunder.
2. Term of Employment
2.1 The term of Employee's employment pursuant to this Agreement (the "Term") shall begin on the date hereof, and shall continue into perpetuity or until such time as Employee is no longer able or willing to provide services per section 1 to Company. 3. Compensation
3.1 As compensation for all services to be rendered pursuant to this Agreement to or at the request of Company, Company agrees to pay Employee a salary at the rate of $120,000.
The Salary set forth hereinabove shall be accrued initially and not paid out until such time as sufficient funds are available. The determination of sufficient funds shall be at the sole discretion of the Employee. The
Employee may also elect at his sole discretion the option of converting any outstanding salary balance to equity at a conversion price to be determined by the Company. Additionally it is acknowledged that Employee may also make loans to the Company for the purpose of conducting business and providing for general working capital. The terms of any loans made by Employee are to be covered by a separate Loan Agreement.
3.2 Company shall pay or reimburse Employee for all necessary and reasonable expenses incurred or paid by Employee in connection with the performance of services under this Agreement upon presentation of expense statements or vouchers or such other supporting information as it from time to time requests evidencing the nature of such expense, and, if appropriate, the payment thereof by Employee, and otherwise in accordance with Company procedures from time to time in effect. If insufficient cash exists to pay employee for these expenses, the amounts will be considered a loan by the Employee to the Company and will accrue interest at the rate of 5% per annum until paid to be calculated based on the monthly outstanding balance.
4. Notices:
4.1 All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, as follows:
If to Employee:
Jerett A. Creed
670 5th Street, Unit C
Hermosa Beach, CA 90254
If to Company:
Cardigant Medical Inc.
PO Box 2316
Manhattan Beach, CA 90267
or as such other addresses as either party may specify by written notice to the other as provided in this section 4.1.5. General
5.1 This Agreement sets forth the entire employment related agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements, and understandings. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. Without limiting the generality of the foregoing, in the event that any compensation or other monies payable hereunder shall be in excess of the amount permitted by any such statute, law, ordinance, or regulation, payment of the maximum amount allowed thereby shall constitute full compliance by Company with the payment requirements of this Agreement.
5.2 This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
5.3 This Agreement shall be governed by and construed according to the laws of the State of California applicable to agreements to be wholly performed therein.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first below written.

Jerett A. Creed

/s/ Jerett Creed
By
Jerett A. Creed

On behalf of Cardigant Medical:
/s/ Jerett Creed
Title
Chief Executive Officer
Date
April 22, 2009